Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Completes Acquisition of Bridge Street Financial

Syracuse, NY, October 6, 2006 — Alliance Financial Corporation (“Alliance” or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank N.A. (“Alliance Bank”), announced today that it completed its acquisition of Bridge Street Financial, Inc. (“Bridge Street”). As a result of the merger, Bridge Street’s wholly-owned subsidiary, Oswego County National Bank, was merged into Alliance Bank.

“The merger of Oswego County National Bank into Alliance Bank expands our Central New York franchise into contiguous Oswego County while increasing and enhancing our market penetration in Onondaga County,” said Jack H. Webb, President and Chief Executive Officer of Alliance Financial Corporation.

As a result of the merger, Alliance has approximately $1.2 billion in assets and Alliance Bank operates 29 banking offices in Onondaga, Cortland, Madison, Oneida and Oswego counties.

“By combining Oswego County National Bank with Alliance Bank, we have become an even stronger local bank with a larger customer base and with the branch and the technology infrastructure to efficiently deliver locally originated bank products and services. Our combined size and resources better position us to capitalize on the commercial and small business growth opportunities in our market,” continued Webb.

Alliance also announced that Bridge Street directors Deborah F. Stanley and Lowell A. Seifter have been elected to Alliance’s board of directors. “The knowledge and experience that Ms. Stanley and Mr. Seifter bring to our organization, as well as their ties to the communities we serve, will be of great value as we continue to execute our growth strategy in the region,” said Webb.

Bridge Street shareholders had the option of receiving .7547 shares of Alliance common stock or $23.06 per share of Bridge Street stock, subject to customary election and proration procedures. The deadline to submit election forms was October 4, and the Company expects the election and proration results to be available on or about October 16. Registered shareholders may call American Stock Transfer Company at 1-800-937-5449 for information regarding their individual allocations. After giving effect to the issuance of shares in the merger, Alliance now has approximately 4.9 million shares of common stock outstanding.

Separately, the Company announced that its board of directors has approved a six-month extension, through March 2007, of its previously announced stock repurchase program that was approved by the Company’s board of directors in September 2005. As reported in the Company’s Form 10-Q for the quarter ended

June 30, 2006, up to 126,312 additional shares may be repurchased under the program. Purchases will be made from time to time at management’s discretion, in open market or in privately negotiated transactions. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading “blackout periods” and alternative uses for capital.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our trust business will fail to perform as currently anticipated; the possibility that we may fail to successfully integrate the personnel and operations of Bridge Street or that we may fail to realize the anticipated benefits of the merger; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation J. Daniel Mohr, Chief Financial Officer and Treasurer Joseph Russo, Senior Vice President	(315) 475-4478 (315) 475-6710 or (319) 491-7149